EX-99.a.2.b

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF TRUST
OF
NAVIGATION FUNDS II

The undersigned certifies that:

1.	The name of the statutory trust is Navigation Funds II (the “Trust”).

2.	The amendment to the Certificate of Trust of the Trust set forth below (the “Amendment”) has been duly authorized by the trustees of the Trust:

The First Article of the Certificate of Trust is hereby amended to read as follows:

FIRST:  The name of the statutory trust formed hereby is GPS Funds II.

3.	This Amendment shall become effective immediately upon filing with the Office of the Secretary of State of the State of Delaware.

4.	This Amendment is made pursuant to the authority granted to the trustee of the Trust under Section 3810(b) of the Act and pursuant to the authority set forth in the governing instrument of the Trust.

IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has duly executed this Certificate of Amendment this 22nd day of March, 2011.

/s/Gurinder S. Ahluwalia
Gurinder S. Ahluwalia
Trustee